Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-______) and the related Prospectus of Oragenics, Inc. for the registration of up to 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 15, 2006, except for Note 11 as to which the date is March 6, 2006 with respect to the financial statements of Oragenics, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Kirkland Russ Murphy & Tapp, PA
Certified Public Accountants
Clearwater, Florida
March 17, 2006